Exhibit 10.1

SHARE EXCHANGE AGREEMENT

      This Share Exchange Agreement (the "Agreement") effective as of July 1, 2005, is by and between AMERICAN STEM CELL CORPORATION, a corporation organized under the laws of Nevada ("ASC"), having its principal offices at 157 Surfview Drive, Pacific Palisades, CA 90272, LIFELINE CELL TECHNOLOGY, LLC, ("Lifeline") a limited liability company organized under the laws of the state of California and having its principal offices at 157 Surfview Drive, Pacific Palisades, CA 90272, and the members of Lifeline (the "Holders"). The list of Holders is attached hereto as Exhibit "A".

RECITALS:

      A.        The Holders own 100% of the membership interests in Lifeline.

      B.        ASC desires to acquire all of the Holders' interests in Lifeline in exchange for shares of authorized, but unissued ASC Preferred shares as hereinafter provided.

      C.        It is the intention of the parties hereto that: (i) ASC shall acquire all of the Holders' interests in Lifeline in exchange solely for the number of shares of ASC's authorized but unissued shares of Series A Preferred Stock, $0.0001 par value ("ASC Preferred"), set forth below such that Lifeline will become a wholly-owned subsidiary of ASC (the "Exchange").

      D.        The board of directors of ASC deems it to be in the best interest of ASC to acquire all of the issued and outstanding membership interests in Lifeline.

      E.        The Holders deem it to be in their best interest to exchange all of the membership interests in Lifeline for shares of ASC Preferred, as hereinafter provided.

      NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, the parties hereto agree as follows:

 SECTION 1. EXCHANGE OF SHARES

      1.1       Exchange of Shares. ASC and the Holders hereby agree that Holders shall, on the Closing Date (as designated by the Board of Directors of ASC), transfer, deliver and contribute shares representing all of their interests in Lifeline (the "Lifeline Units") to ASC and ASC shall simultaneously deliver 18,000,000 shares of ASC Preferred to the Holders, free and clear of any mortgage, deed of trust, lien, security interest, pledge, lease, conditional sale contract, claim, charge, assessment, restriction, and other encumbrance of every kind (each, and "Encumbrance"), except as set forth on Schedule 1.1 ("Existing Encumbrances"). In addition to the ASC Preferred shares to be received by the Holders, Ken S. Swaisland and certain additional persons to be designated by him, each of whom is an accredited investor under U.S. securities laws (collectively, "Swaisland"), shall purchase for cash or other consideration up to an additional 50,000 shares of ASC Preferred at the price of $1.00 per share (the "Investment"). The rights and terms associated with the ASC Preferred are set forth in Exhibit "B," The Amended and Restated Certificate of Incorporation of American Stem Cell Corporation. The ASC Preferred shares shall be restricted against resale pursuant to the provisions of Federal and state securities laws.

      1.2       Restricted Securities. The Preferred shares provided in the Exchange have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and may not be resold unless the resale thereof is registered under the Securities Act or an exemption from such registration is available. Each certificate representing Preferred shares will have a legend thereon in substantially the following form:

The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Act"). The shares have been acquired for investment and may not be sold or transferred in the absence of an effective Registration Statement for the resale of the shares under the Act unless in the opinion of counsel satisfactory to the Company, registration is not required under the Act.

       1.3 Tax Consequences. It is intended that the Exchange made by the Holders pursuant to this Agreement and the Investment made by Swaisland under this Agreement shall qualify as an incorporation transaction under Section 351 of the Internal Revenue Code.

1.4 Schedules.  The Schedules referred to herein shall be delivered to LifeLine, ASC and their respective counsel on or before the Closing date and shall be incorporated herein and become a part of this Agreement as of the Closing.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF LIFELINE

       Lifeline hereby represents and warrants as follows:

      2.1       Organization and Good Standing. Lifeline is an entity, duly organized, validly existing and in good standing under the laws of the California. Lifeline has the power and authority to carry on its business as presently conducted, and is qualified to do business in all jurisdictions where the failure to be so qualified would have a material adverse effect on its business.

      2.2       Authority. Lifeline has the power to operate as a limited liability company and to perform any corporate obligations hereunder. The execution and delivery of this Agreement by Lifeline and the Holders, and the consummation of the transaction contemplated hereby, do not violate any State, Governmental or corporate restrictions governing these transactions. The execution and performance of this Agreement, ultimately effecting a change in control of Lifeline, will not constitute a breach of any agreement, indenture, mortgage, license or other instrument or document to which Lifeline and/or its Holders are known by Lifeline to be a party and will not violate any judgment, decree, order, writ, rule, statute, or regulation applicable to Lifeline, its Holders or their properties. The execution and performance of this Agreement will not violate or conflict with any provision of the laws of the State of California.

      2.3       The Lifeline Shares. The Holders are the owners of record and beneficially of all of the issued and outstanding membership interests of Lifeline. Except as set forth on Schedule 2.3, each Holder represents and warrants that he owns such shares free and clear of all rights, claims, liens and encumbrances, and the shares have not been sold, pledged, assigned or otherwise transferred except pursuant to this Agreement.

      2.4       Receipt of Corporate Information; Independent Investigation; Access. As requested, all documents, records and books pertaining to ASC and the Preferred shares have been delivered to Lifeline. All of Lifeline's questions and requests for information have been answered to Lifeline's satisfaction. Lifeline acknowledges that, in making the decision to recommend the exchange of all of the Holders' membership interests in Lifeline for ASC Preferred, it has relied upon independent investigations made by its agents or their representatives, if any, and they have been given access to and the opportunity to examine all material contracts and documents relating to this Agreement and an opportunity to ask questions of, and to receive information from, ASC or any person acting on its behalf concerning the terms and conditions of this Agreement.

      2.5       Financial Statements: Books and Records. Lifeline will provide audited financial statements as of December 31, 2004, and unaudited quarterly statements as of the six months ended June 30, 2005 (the "Lifeline Financial Statements") to ASC by July 31, 2005 or such earlier date as may be practicable. These Lifeline Financial Statements shall fairly represent the financial position of Lifeline at those dates and the results of their operations for the periods then ended. The Lifeline Financial Statements will be prepared in accordance with generally accepted accounting principles applied on a consistent basis with prior periods except as otherwise stated therein. The books of account and other financial records of Lifeline are complete and correct in all material respects and are maintained in accordance with good business and accounting practices.

      2.6       No Material Adverse Changes.

      Except as described on Schedule 2.6, since June 30, 2005, there has not been:

(i)        any material adverse changes in the financial position or operations of Lifeline except changes arising in the ordinary course of business, which changes will in no event materially and adversely affect the financial position of Lifeline;

 (ii)       any damage, destruction or loss materially affecting the assets, prospective business, operations or condition (financial or otherwise) of Lifeline whether or not covered by insurance;

(iii)      any declaration setting aside or payment of any dividend or distribution with respect to any redemption or repurchase of Lifeline Units, other than as agreed upon among the parties;

(iv)      any sale of an asset (other than as described in (iii) above, or in the ordinary course of business) or any mortgage pledge by Lifeline of any properties or assets;

(v)       adoption or modification of any pension, profit sharing, retirement, stock bonus, stock option or similar plan or arrangement.

 (vi)      except in the ordinary course of business, incurred or assumed any indebtedness or liability, whether or not currently due and payable;

(vii)     any loan or advance made to any Lifeline Shareholder, officer, director, employee, consultant, agent or other representative or made any other loan or advance otherwise than in the ordinary course of business;

(viii)    any material increase in the annual level of compensation of any executive employee of Lifeline; or

(ix) any modification of any existing contract, agreement or transaction.

            2.7       Compliance with Federal and State Securities Laws. Lifeline understands that the Preferred shares have not been registered under the Securities Act. Lifeline understands that the ASC Preferred must be held indefinitely unless the sale or other transfer thereof is subsequently registered under the Securities Act or an exemption from such registration is available. Moreover, Lifeline understands that the right to transfer the Preferred Shares will be subject to certain restrictions, which include restrictions against transfer under the Securities Act and applicable state securities laws. In addition to such restrictions, Lifeline has advised the Holders that they may not be able to sell or dispose of the Preferred Shares as there may be no public or other market for them.

2.8     Approvals. No approval, authorization, consent, order or other action of, or filing with, any person, firm or corporation or any court, administrative agency or other governmental authority is required in connection with the execution and delivery of this agreement by Lifeline or its Holders for the consummation of the transactions described herein, other than as set forth on Schedule 2.8.

            2.9     No Breach. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not:

(i) violate any provision of the Articles of Organization or the Bylaws or the Operating Agreement of Lifeline;

(ii) violate, conflict with or result in the breach of any of the terms of, result in a material modification of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time, or both constitute) a default under any contract or other agreement to which Lifeline or Holders are a party or by or to which they or any of their assets or properties may be bound or subject;

(iii) violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, Lifeline or upon the properties or business of Lifeline; or

(iv) violate any statute, law or regulation of any jurisdiction applicable to the transactions contemplated herein which could have a material, adverse effect on Holders or the business or operations of Lifeline.

            2.10     Actions and Proceedings. Lifeline is not a party to any material pending litigation or, to the knowledge of Lifeline, after reasonable inquiry, any governmental investigation or proceeding not reflected in the Lifeline Financial Statements and, to its best knowledge, no material litigation, claims, assessments or non-governmental proceedings are threatened against Lifeline except as set forth on Schedule 2.10 of this Agreement.

            2.11     No General Solicitation. Holders are not purchasing (or exchanging for) the ASC Preferred because of or following any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, or presented at any seminar or meeting, or any solicitation or a subscription by a person other than a representative of ASC.

            2.12     Taxes. Lifeline has filed all tax, governmental and/or related forms and reports (or extensions thereof) due or required to be filed and has paid or made adequate provisions in the Lifeline Financial Statements for all taxes or assessments which would become due as of the Closing Date, and there are no deficiency or audit notices outstanding. No extensions of time for the assessment of deficiencies for any tax period is in effect. No deficiency or audit notice is proposed or, to the knowledge of Lifeline, after reasonable inquiry, threatened against Lifeline.

            2.13     Compliance with Laws. Lifeline has complied with all federal, state, county and local laws, ordinances, regulations, inspections, orders, judgments, injunctions, awards or decrees applicable to it or its business which, if not complied with, would materially and adversely affect the business of Lifeline.

            2.14     Agreements. Schedule 2.14 sets forth any material contracts or arrangements to which Lifeline is subject, whether written or oral, that are not otherwise reflected in the Lifeline Financial Statements.

            2.15      Brokers or Finders. No broker's or finder's fee will be payable by Holders or Lifeline in connection with the transactions contemplated by this Agreement, nor will any such fee be incurred as a result of any actions by Holders.

            2.16     OSHA and Environmental Compliance. To the knowledge of Lifeline, Lifeline has duly complied with, and its offices, real property, business, assets, leaseholds and equipment are in compliance in all material respects with, the provisions of the Federal Occupational Safety and Health Act, the Environmental Protection Act, and all other environmental laws. There have been no outstanding citations, notices or orders of non-compliance issued to Lifeline or relating to its business, assets, property, leaseholders or equipment under such laws, rules or regulations.

            Lifeline has been issued all required federal, state and local licenses, certificates or permits relating to all applicable environmental laws. There are no visible signs of releases of hazardous substances at, upon, under or within the real property owned by Lifeline. There are no underground storage tanks or polycholorinated biphenyls on that real property. To the best of Lifeline's knowledge, after reasonable inquiry, the real property has never been used as a treatment, storage or disposal facility of hazardous waste. To the best of Lifeline's knowledge, after reasonable inquiry, no hazardous substances are present on the real property or any premises leased by Lifeline excepting such quantities as are handled in accordance with all applicable manufacturer's instructions and governmental regulations and in the proper storage containers and as are necessary for the operation of the commercial business of Lifeline.

             2.17     Tangible Assets. Lifeline has full title and/or leasehold interest in all real estate, machinery, equipment, furniture, leasehold improvements, fixtures, owned or leased by Lifeline, any related capitalized items or other tangible property material to the business of Lifeline (the "Tangible Assets"). Other than as set forth in Schedule 2.17, Lifeline holds all rights, title and interest in all the Tangible Assets owned by it and included in the Lifeline Financial Statements or acquired by it after the date on the Lifeline Financial Statements free and clear of all liens, pledges, mortgages, security interests, conditional sales contracts or any other encumbrances. All of the Tangible Assets are in good operating condition and repair and are usable in the ordinary course of business of Lifeline and conform to all applicable laws, ordinances and government orders, rules and regulations relating to their construction and operation, except as set forth on Schedule 2.17. To the best of its knowledge Lifeline has clear title to all of its fictional business names, trading names, registered and unregistered trademarks, service marks and applications (collectively, the "Marks") and Marks are included as Tangible Assets.

            2.18     Liabilities. Lifeline did not have any material direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, known or unknown, fixed or unfixed, liquidated or unliquidated, secured or unsecured, accrued or absolute, contingent or otherwise, including, without limitation, any liability on account of taxes, any governmental charge or lawsuit (all of the foregoing collectively defined to as "Liabilities"), which are not fully, fairly and adequately reflected on the Lifeline Financial Statements, except for any specific Liabilities set forth on Schedule 2.18. As of the date of Closing, Lifeline will not have any Liabilities, other than Liabilities fully and adequately reflected on the Financial Statements except for Liabilities incurred in the ordinary course of business which will not exceed $50,000 on the Closing Date or as set forth in Schedule 2.18.

2.19     Operations of the Company. From the date of the Lifeline financial Statements, through the Closing Date, Lifeline, has not and will not, outside of the ordinary course of business, have:

(i)        incurred any indebtedness or borrowed money that is or will be charged against Lifeline, other than loans, if any, from ASC;

(ii)       declared or paid any dividend or declared or made any payment or distribution of any kind to any member, or made any direct or indirect redemption, retirement, purchase or other acquisition of any interests in its capital structure;

(iii)      made any loan or advance to any member, officer, director, employee, consultant, agent or other representative or made any other loan or advance;

(iv)      disposed of any assets of Lifeline;

(v)       materially increased the annual level of compensation of any executive employee of or consultant to Lifeline;

(vi)      increased, terminated, amended or otherwise modified any plan for the benefit of employees of Lifeline;

(vii)     issued any membership interests or rights to acquire such interests; or

(viii)    entered into or modified any contract, agreement or transaction.

            2.20     Access to Records. The limited liability company financial records, minute books, and other documents and records of Lifeline will be made available to ASC prior to the Closing Date.

            2.21     Intangible Assets. To the knowledge of Lifeline, it has full title and interest in all licenses, patents or other intangible property material to the business of Lifeline (the "Intangible Assets"). Other than as set forth in Schedule 2.21, Lifeline holds all right, title and interest in all the Intangible Assets owned by it in the Lifeline Financial Statements or used in its operations free and clear of all Encumbrances.

            2.22     Full Disclosure. No representation or warranty by Lifeline in this Agreement or in any document or schedule to be delivered by them pursuant hereto, and no written statement, certificate or instrument furnished or to be furnished by Lifeline pursuant hereto or in connection with the negotiation, execution or performance of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any fact necessary to make any statement herein or therein not materially misleading or necessary to complete and correct presentation of all material aspects of the business of Lifeline.

SECTION 2B. REPRESENTATIONS AND WARRANTIES OF HOLDERS

            Each Holder represents and warrants as to such Holder only, as follows:

            2.23       Receipt of Corporate Information; Independent Investigation; Access. To the extent requested, all documents, records and books pertaining to ASC and the Preferred Shares have been delivered to Holders. All of the Holders' questions and requests for information have been answered to the Holders' satisfaction. Holders acknowledge that they, in making the decision to exchange all of their interests in Lifeline for Preferred Shares, have relied upon independent investigations made by them or their representatives, if any, and they have been given access to and the opportunity to examine all material contracts and documents relating to this Agreement and an opportunity to ask questions of, and to receive information from, ASC or any person acting on its behalf concerning the terms and conditions of this Agreement. Each Holders' advisor, if any, has been furnished with access to all available materials relating to the business, finances and operation of ASC and materials relating to the ASC Preferred which have been requested. Holders and their advisors, if any, have received complete and satisfactory answers to any such inquiries.

            2.24     Risks. Holders acknowledge and understand that the exchange for the ASC Preferred involves a high degree of risk and is suitable only for persons of adequate financial means who have no need for liquidity in this investment in Preferred Shares that (i) Holders may not be able to liquidate the investment in the event of an emergency; (ii) transferability is extremely limited; and (iii) in the event of a disposition or other adverse events, Holders could sustain a complete loss of their entire investment. The Holders understand and acknowledge that ASC currently has no material assets and no operating business. Holders further understand and acknowledge that ASC has liabilities as listed in Schedule 3.4. Holders are sufficiently experienced in financial and business matters to be capable of evaluating the merits and risks of an investment in ASC; have evaluated such merits and risks, including risks particular to this situation; and have determined that this investment is suitable for Holders. Holders have adequate financial resources and can bear a complete loss of the ASC investment.

      2.25     Investment Intent. Holders hereby represent that the Preferred Shares are being acquired for the Holders' own accounts with no intention of distributing such securities to others. Holders have no contract, undertaking, agreement or arrangement with any person to sell, transfer or otherwise distribute to any person or to have any person sell, transfer or otherwise distribute the Preferred Shares. Holders are presently not engaged, nor do the Holders plan to engage within the presently foreseeable future, in any discussion with any person regarding such a sale, transfer or other distribution of the Shares or any interest therein.

            2.26       Compliance with Federal and State Securities Laws. Holders understand that the Preferred Shares have not been registered under the Securities Act. Holders understand that the Preferred Shares must be held indefinitely unless the sale or other transfer thereof is subsequently registered under the Securities Act or an exemption from such registration is available. Moreover, Holders understand that their right to transfer the Preferred Shares will be subject to certain restrictions, which include restrictions against transfer under the Securities Act and applicable state securities laws. In addition to such restrictions, Holders realize that they may not be able to sell or dispose of the Preferred Shares as there may be no public or other market for them. Holders understand that certificates evidencing the Preferred Shares shall bear a legend substantially as follows:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY APPLICABLE STATE LAW. THEY MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR PLEDGED UNLESS REGISTERED UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE LAW OR PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS

SECTION 3. REPRESENTATIONS AND WARRANTIES OF ASC

      ASC hereby represents and warrants as follows:

      3.1       Organization and Good Standing. ASC is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. It has the corporate power to own its own property and to carry on its business as now being conducted and is duly qualified to do business in any jurisdiction where so required except where the failure to so qualify would have no material adverse effect on its business.

      3.2       Corporate Authority. ASC has the corporate power to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been, or will be prior to the Closing Date, duly authorized by the Board of Directors of ASC as required by Nevada law. The execution and performance of this Agreement will not constitute a material breach of any agreement, indenture, mortgage, license or other instrument or document to which ASC is a party and will not violate any judgment, decree, order, writ, rule, statute, or regulation applicable to ASC or its properties. The execution and performance of this Agreement will not violate or conflict with any provision of the Articles of Incorporation or by-laws of ASC.

      3.3       The Preferred Shares. At the Closing, the Preferred Shares to be issued and delivered to Holders hereunder will, when so issued and delivered, constitute valid and legally issued shares of ASC, fully paid and nonassessable.

      3.4       Financial Statement: Books and Records. Attached as Schedule 3.4 are the audited financial statements (balance sheet, income statement and Notes) of ASC for the period from its incorporation through June 30, 2005, (the "ASC Financial Statements"). The ASC Financial Statements fairly represent the financial position of ASC as at such date and the results of their operations for the periods then ended. The ASC Financial Statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis with prior periods except as otherwise stated therein. The books of account and other financial records of ASC are in all respects complete and correct in all material respects and are maintained in accordance with good business and accounting practices.

      3.5       No Material Adverse Changes.

      Except as described on Schedule 3.5, since June 30, 2005, there has not been:

(i)        any material adverse changes in the financial position of ASC except changes arising in the ordinary course of business, which changes will in no event materially and adversely affect the financial position of ASC.

(ii)       any damage, destruction or loss materially affecting the assets, prospective business, operations or condition (financial or otherwise) of ASC whether or not covered by insurance;

(iii)      any declaration setting aside or payment of any dividend or distribution with respect to any redemption or repurchase of ASC capital stock, other than as agreed upon among the parties;

(iv)      any sale of an asset (other than as described in (iii) above, or in the ordinary course of business) or any mortgage pledge by ASC of any properties or assets; or

(v)       adoption or modification of any pension, profit sharing, retirement, stock bonus, stock option or similar plan or arrangement.

 (vi)      except in the ordinary course of business, incurred or assumed any indebtedness or liability, whether or not currently due and payable;

(vii)     any loan or advance to any ASC Shareholder, officer, director, employee, consultant, agent or other representative or any other loan or advance otherwise than in the ordinary course of business;

(viii)    any material increase in the annual level of compensation of any executive employee of ASC;

(ix)      any modification of any existing contract, agreement or transaction;

            3.6       Taxes. ASC, having been recently incorporated, has not yet been obligated to file or pay any federal or state taxes.

      3.7       Compliance with Laws. Except as described on Schedule 3.7, ASC has complied with all federal, state, county and local laws, ordinances, regulations, inspections, orders, judgments, injunctions, awards or decrees applicable to it or its business, which, if not complied with, would materially and adversely affect the business of ASC.

      3.8       Actions and Proceedings. ASC is not a party to any material pending litigation or, to the knowledge of the ASC, after reasonable inquiry, any governmental investigation or proceeding not reflected in the ASC Financial Statements and, to their best knowledge, no material litigation, claims, assessments or non-governmental proceedings are threatened against ASC.

      3.9       Capitalization. As of the date of this Agreement, the authorized capital of ASC consists of 150,000,000 shares of capital stock, $0.0001 par value, consisting of 150,000,000 shares of Common Stock and no shares of Preferred Stock, and there are 35,825,000 issued and outstanding shares of Common stock of ASC. As of the Closing Date, there will be not more than 40,825,000 shares of ASC common stock issued and outstanding, held by approximately 700 shareholders of record, and no shares of ASC Preferred issued and outstanding except the shares described in this Agreement. There are no outstanding warrants, stock options, stock rights or other commitments except as indicated on Schedule 3.9.

      3.10     Access to Records. The corporate financial records, minute books, and other documents and records of ASC have been made available to Lifeline and Holders prior to the Closing hereof.

      3.11     No Breach. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not:

      (i)        violate any provision of the Articles of Incorporation or By-Laws of ASC;

      (ii)       violate, conflict with or result in the breach of any of the material terms of, result in a material modification of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any contract or other agreement to which ASC is a party or by or to which it or any of its assets or properties may be bound or subject;

      (iii)      violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, ASC or upon the securities, properties or business to ASC; or

      (iv)      violate any statute, law or regulation of any jurisdiction applicable to the transactions contemplated herein, which violation could have a material adverse effect on the business or operations of ASC.

      3.12     Brokers or Finders. No broker's or finder's fee will be payable by ASC in connection with the transactions contemplated by this Agreement, nor will any such fee be incurred as a result of any actions of ASC.

      3.13     Corporate Authority. ASC has the corporate power to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transaction contemplated hereby have been duly authorized by the Board of Directors and a majority of the shareholders of ASC. The execution and performance of this Agreement will not constitute a material breach of any agreement, indenture, mortgage, license or other instrument or document to which ASC is a party and will not violate any judgment, decree, order, writ, rule, statute, or regulation applicable to ASC or its properties. The execution and performance of this Agreement will not violate or conflict with any provision of the Certificate of Incorporation or by-laws of ASC.

      3.14     Full Disclosure. No representation or warranty by ASC in this Agreement or in any document or schedule to be delivered by them pursuant hereto, and no written statement, certificate or instrument furnished or to be furnished by ASC pursuant hereto or in connection with the negotiation, execution or performance of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any fact necessary to make any statement herein or therein not materially misleading or necessary to complete and correct presentation of all material aspects of the business of ASC.

      3.15     No Claims Outstanding. ASC represents that it is not subject to any claims, litigation, or other charges against its assets, has no real estate or real estate holdings, has no employees, one officer and one director, serving without pay and therefore there can be no OSHA or other personnel claims outstanding or potentially ascertainable against the company.

       3.16 Enforceability of Agreement. ASC has taken all corporate action necessary to authorize the execution, delivery and performance of this Agreement. This Agreement constitutes the legal, valid and binding agreement of ASC, enforceable against ASC in accordance with its terms.

       3.17 Offering. Subject, in part, to the truth and accuracy of the representations of the Holders set forth in Section 2, the offer, issuance and exchange of the preferred Shares as contemplated by this agreement are exempt from the registration requirements of the Securities Act, and Neither ASC nor any authorized person acting on behalf of ASC will take any action hereafter that would cause the loss of that exemption. ASC has complied and will comply with all applicable state "blue sky" or securities laws in connection with the offer, sale and issuance of the Preferred Shares as contemplated by this Agreement.

SECTION 4. CONDITIONS PRECEDENT

      4.1       Conditions Precedent to the Obligation of Holders and Lifeline. All obligations of Holders and Lifeline under this Agreement are subject to the fulfillment, prior to or as of the Closing Date, as indicated below, of each of the following conditions:

                     (a)       The representations and warranties by or on behalf of ASC contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof shall be true in all material respects at and as of Closing Date as though such representations and warranties were made at and as of such time.

                    (b)       ASC shall have performed and complied in all material respects, with all covenants, agreements, and conditions set forth in, and shall have executed and delivered all documents required by this Agreement to be performed or complied with or executed and delivered by them prior to or at the Closing Date unless Lifeline and its Holders provide waiver of such covenant, agreement or condition in writing.

                     (c)       On or before the Closing Date, the Board of Directors and a majority of the Holders of ASC shall have approved, in accordance with Nevada law, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein and authorized all of the necessary and proper action to enable ASC to comply with the terms of the Agreement, to include any requisite filings with the state of Nevada designating the Preferred Shares to be issued pursuant to the terms of this Agreement.

ASC shall have sufficient shares of ASC Preferred authorized but unissued to complete the Exchange.

ASC shall have made arrangements acceptable to Lifeline to  deliver to Lifeline at or immediately following Closing, as a contribution to its capital or in such other form as is acceptable to ASC and Lifeline, the sum of not less than $2,500,000.

Counsel to Lifeline and the Holders shall have advised Lifeline and the Holders that the exchange of their interests for ASC Preferred does not constitute a taxable event to the persons making such exchange or to Lifeline under the U.S. Internal Revenue Code or the Revenue and Taxation Code of California.

            4.2       Conditions Precedent to the Obligations of ASC. All obligations of ASC under this Agreement are subject to the fulfillment, prior to or at the Closing Date, of each of the following conditions:

            (a)       The representations and warranties by Holders and Lifeline contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof shall be true in all material respects at and as of the Closing Date as though such representations and warranties were made at and as of such time;

            (b)       Holders shall have performed and complied with, in all material respects, all covenants, agreements, and conditions set forth in, and shall have executed and delivered all documents required by this Agreement to be performed or complied or executed and delivered by them prior to or at the Closing;

            (c)       Holders will have delivered all required documents to ASC, which are satisfactory to ASC for purposes of determining all assets, liens, easements, claims, rights, exemptions and other encumbrances against Lifeline, identifying all aspects of ownership, such that ASC, following Closing, can demonstrate that ASC owns or controls Lifeline.

            (d)       The Exchange shall comprise 100% of the membership interests in Lifeline, its subsidiaries and divisions if any.

SECTION 5. COVENANTS

            5.1       Corporate Examinations and Investigations. Prior to the Closing Date, the parties acknowledge that they have been entitled, through their employees and representatives, to make such investigation of the assets, properties, business and operations, books, records and financial condition of the other as they each may reasonably require. No investigations, by a party hereto shall, however, diminish or waive any of the representations, warranties, covenants or agreements of the other party under this Agreement.

            5.2       Further Assurances. The parties shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby. Each such party shall use its best efforts to fulfill or obtain the fulfillment of the conditions to the Closing, including, without limitation, the execution and delivery of any documents or other papers, the execution and delivery of which are necessary or appropriate to the Closing.

            5.3       Confidentiality. In the event the transactions contemplated by this Agreement are not consummated, ASC, Lifeline and Holders agree to keep confidential any information disclosed to each other in connection therewith for a period of one year from the date hereof; provided, however, such obligation shall not apply to information which:

                        (i)        at the time of the disclosure was public knowledge;

                        (ii)       after the time of disclosure becomes public knowledge (except due to the action of the receiving party); or

(iii)

the receiving party had within its possession at the time of disclosure; or

                        (iv)      is ordered disclosed by a Court of proper jurisdiction; or

                        (v)       is required of ASC under applicable federal and state laws or regulations or upon the advice of counsel.

SECTION 6. SURVIVAL OF REPRESENTATIONS AND WARRANTIES

                        Notwithstanding any right of any party to investigate the affairs of the other parties, each party has the right to rely fully upon representations, warranties, covenants and agreements of the other parties contained in this Agreement or in any document delivered to one by another or any of their representatives, in connection with the transactions contemplated by this Agreement. All such representations, warranties, covenants and agreements shall survive the execution and delivery hereof and the closing hereunder for one year following the Closing Date.

SECTION 7. INDEMNIFICATION

                       7.1       Each party shall assume all liability and responsibility for any legal or financial transactions entered into by it.

                        7.2       For a period of one year from the Closing Date, Lifeline agrees to indemnify and hold harmless ASC, its officers, directors and principal Holders, and ASC agrees to indemnify and hold harmless Lifeline and the Holders, and their respective officers, directors and principal shareholders against and in respect of any liability, damage, or deficiency, all actions, suits, proceedings, demands, assessments, judgments, costs and expenses, including attorneys' fees, incident to any of the foregoing, resulting from any material misrepresentation made by any indemnifying party to an indemnified party, an indemnifying party's breach of a covenant or warranty or an indemnifying party's nonfulfillment of any agreement hereunder, or from any material misrepresentation or omission from any schedule, certificate, financial statement or tax return furnished or to be furnished hereunder for any period up to and including 120 days after the Closing Date of this Agreement.

                        If the indemnified party receives written notice of the commencement of any legal action, suit or proceeding with respect to which the indemnifying party is or may be obligated to provide indemnification pursuant to this Section, the indemnified party shall, within 30 days of the receipt of such written notice, give the indemnifying party written notice thereof (a "Claim Notice"). Failure to give such Claim Notice within such 30 day period shall not constitute a waiver by the indemnified party or its rights to indemnity hereunder with respect to such action, suit or proceeding unless the defense thereof is prejudiced thereby. Upon receipt by the indemnifying party of a Claim Notice from the indemnified party with respect to any claim for indemnification which is based upon a claim made by a third party ("Third Party Claim"), the indemnifying party may assume the defense of the Third Party Claim with counsel of its own choosing, as described below. The indemnified party shall cooperate in the defense of the Third Party Claim and shall furnish such records, information and testimony and attend all such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably required in connection therewith. The indemnified party shall have the right to employ its own counsel in any such action, but the fees and expenses of such counsel shall be at the expense of the indemnified party unless the indemnifying party shall not have with reasonable promptness employed counsel to assume the defense of the Third Party Claim, in which event such fees and expenses shall be borne solely by the indemnifying party. The indemnifying party shall not satisfy or settle any Third Party Claim for which indemnification has been sought and is available hereunder, without the prior written consent of the indemnified party, which consent shall not be delayed or which shall not be required if the indemnified party is granted a release in connection therewith. If the indemnifying party shall fail with reasonable promptness to defend such Third Party Claim, the indemnified party may defend, satisfy or settle the Third Party Claim at the expense of the indemnifying party and the indemnifying party shall pay to the indemnified party the amount of such Loss within ten days after written demand thereof. The indemnification provisions hereof shall survive the termination of this Agreement.

SECTION 8. DOCUMENTS AT CLOSING AND THE CLOSING

                        8.1       Documents at Closing. At the Closing Date, which must occur on or before December 31, 2005, the following transactions shall occur, all of such transactions being deemed to occur simultaneously:

(a)       Holders and Lifeline will deliver, or will cause to be delivered, to ASC the following:

(i) a certificate executed by the Managing Member of Lifeline to the effect that all representations and warranties made by Lifeline under this Agreement as to Lifeline are true and correct as of the Closing Date, the same as though originally given to ASC on said date;

(ii) a certificate from the relevant California authority dated at or about the Closing to the effect that Lifeline is in good standing under the laws of said jurisdiction;

(iii) Lifeline shall deliver an opinion of its legal counsel, limited as to any portion of the opinion that applies to an aspect of the agreement governed by the application of California law, and subject to standard exceptions and qualifications, dated the Closing Date, to the effect that:

(a) Lifeline is a limited liability company validly existing and in good standing under the laws of the State of California;

(b) Lifeline has the power to carry on its business as now being conducted; and

(c) This Agreement has been duly authorized, executed and delivered by Lifeline, and by its Holders, and is a valid and binding obligation of Lifeline and the Holders, subject to bankruptcy and similar laws, general principles of equity and other standard exceptions.

(d) All Lifeline Units are validly issued, fully paid and non-assessable.

(iv) all other items, the delivery of which is a condition precedent to the obligations of ASC, as set forth in Section 4.

(b)       ASC will deliver or cause to be delivered to Holders and Lifeline:

(i) a certificate from ASC executed by the President or Secretary of ASC, to the effect that all representations and warranties of ASC made under this Agreement are true and correct as of the Closing, the same as though originally given to Holders on said date;

(ii) copies of resolutions by ASC's Board of Directors authorizing this transaction;

(iii) certificates from Nevada dated at or about the Closing Date that ASC is in good standing under the laws of said jurisdiction;

(iv) an opinion of counsel, limited as to any portion of the opinion that applies to an aspect governed by the application of Nevada law, and subject to standard exceptions and qualifications, dated as of the Closing Date to the effect that:

(a)       ASC is a corporation validly existing and in good standing under the laws of Nevada;

(b)       This Agreement has been duly authorized executed and delivered by ASC and is a valid and binding obligation of ASC enforceable in accordance with its terms, subject to bankruptcy and similar laws, general principles of equity and other standard exceptions;

(c)       ASC, through its Board of Directors and its shareholder, has taken all corporate action necessary for performance under this Agreement;

(d)       The documents executed and delivered to Holders and Lifeline hereunder are valid and binding in accordance with their terms;

(e)       The shares of ASC Preferred Stock to be issued pursuant to Section 1.1 hereof, when issued, will be duly and validly issued, fully paid and non-assessable; and

(f)    ASC has the corporate power to execute this Agreement, deliver the Preferred Shares and perform under this Agreement.

                        (v)       all other items, the delivery of which is a condition precedent to the obligations of Holders, and Lifeline as set forth in Section 4 hereof.

            8.2       The Closing. The Closing shall take place at the time or place as shall be designated by the Board of Directors of ASC after all pre-conditions have been met, but in no event later than December 31, 2005 without the written consent of Lifeline. At the Closing, the parties shall provide each other with such documents as may be necessary.

 SECTION 9. MISCELLANEOUS

            9.1       Waivers. The waiver of a breach of this Agreement or the failure of any party hereto to exercise any right under this Agreement shall in no way constitute waiver as to future breach whether similar or dissimilar in nature or as to the exercise of any further right under this Agreement.

            9.2       Amendment. This Agreement may be amended or modified only by an instrument of equal formality signed by the parties or the duly authorized representatives of the respective parties.

            9.3       Assignment. This Agreement is not assignable except by operation of law.

            9.4       Notice. Until otherwise specified in writing, the mailing addresses and fax numbers of the parties to this Agreement shall be as follows:

      To: ASC:

            Ken Swaisland, CEO

            American Stem Cell Corporation

            11300 West Olympic Blvd., Suite 800

            Los Angeles, California 90064

                  with copy to:

                              Christopher Dieterich

                              Dieterich & Associates

                              11300 West Olympic Boulevard, Suite 800

                              Los Angeles, California 90064

                              Fax: (310) 312-6680

   To: Holders and Lifeline:

            Kenneth C. Aldrich

            157 Surfview Drive

            Pacific Palisades, California 90272

             with copy to:

            Eric A. Klein

            Katten Muchin Rosenman, LLP

            2029 Century Park East, Suite 2600

            Los Angeles, California 90067

            eric.klein@kattenlaw.com

            310.788.4640

            310.712.8482

 Any notice or statement given under this Agreement shall be deemed to have been given if sent by registered mail addressed to the other party at the address indicated above or at such other address which shall have been furnished in writing to the addressor.

            9.5       Governing Law. This Agreement shall be construed, and the legal relations between the parties determined, in accordance with the laws of the State of California, where ASC and Lifeline currently have their headquarters, thereby precluding any choice of law rules that may direct the application of the laws of any other jurisdiction.

            9.6       Publicity. No publicity release or announcement concerning this Agreement or the transactions contemplated hereby shall be issued by any party hereto at any time from the signing hereof without advance approval in writing of the form and substance by the other parties except as may be appropriate at the sole discretion of counsel to ASC for the purposes of meeting its disclosure obligation under federal and state securities laws.

            9.7       Entire Agreement. This Agreement (including the Exhibits and Schedules to be attached hereto) and the collateral agreements executed in connection with the consummation of the transactions contemplated herein contain the entire agreement among the parties with respect to the Exchange and issuance of the Preferred Stock and related transactions, and supersede all prior agreements, written or oral, with respect thereto.

            9.8       Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

            9.9       Severability of Provisions. The invalidity or unenforceability of any term, phrase, clause, paragraph, restriction, covenant, agreement or provision of this Agreement shall in no way affect the validity or enforcement of any other provision or any part thereof.

            9.10     Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed, shall constitute an original copy hereof, but all of which together shall consider but one and the same document.

            9.11     Binding Effect. This Agreement shall be binding upon the parties hereto and inure to the benefit of the parties, their respective heirs, administrators, executors, successors and assigns.

            9.12     Tax Treatment. ASC, Lifeline and the Holders acknowledge that they each have been represented by their own tax advisors in connection with this transaction; that none of them has made a representation or warranty to any of the other parties with respect to the tax treatment accorded this transaction, or the effect individually or corporately on any party under the applicable tax laws, regulations, or interpretations; and that no opinion of counsel or private revenue ruling has been obtained with respect to the effects of this transaction under the Code.

9.13

Expenses. Lifeline shall be responsible only for payment of expenses with respect to the audit of Lifeline.  Pursuant to a separate agreement, Regal One, a shareholder of ASC, has agreed to pay all expenses related to the establishment of ASC as a public company or related to this exchange, including legal and government reporting obligations. Any expenses incurred by Lifeline or Ken Swaisland that are attributable to this transaction during its pendency and not paid by Regal One, including legal, accounting and government reporting obligations, if any, shall be reimbursed by ASC.

      IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

                                                                  AMERICAN STEM CELL CORPORATION

                                                                  a Nevada corporation

                                                                  By:_____________________________

                                                                         Ken Swaisland, Chief Executive Officer

                                                                  LIFELINE TECHNOLOGY, LLC,

                                                                  A California limited liability company

                                                                  By: __________________________

Kenneth C. Aldrich, Chairman

EXHIBITS AND SCHEDULES

Exhibit A: Holders and Holder Contributions

Exhibit B: Terms of ASC Preferred

            Lifeline and Holders' Schedules

1.1

Encumbrances on Holder shares

2.5

Lifeline Financial Statements

 2.6       Material Adverse Changes

 2.8       Approvals

2.10

Description of any Litigation

2.14

 Material Contracts

 2.17     List of Tangible Assets of Lifeline

 2.18     Liabilities of Lifeline

 2.21     List of Intangible Assets of Lifeline

NOTE: On the date that the Acquisition Agreement is executed, ASC shall assist the Company in entering into definitive employment or consulting agreements with key Lifeline employees or affiliates. ASC shall identify other key management individuals who, based on their relationship to or involvement in Lifeline, may also enter into employment and/or consulting agreements. These agreements shall include non-competition, non-solicitation and non-disclosure provisions that are satisfactory to ASC.

            ASC Schedules

 3.4      ASC Financial Statements

 3.5      List of Material Adverse Changes

 3.7       Compliance with Laws

 3.8       Description of Actions and Proceedings brought by or against ASC

 3.9       Outstanding Options, Warrants or Other Securities

3.10

Details of Capitalization of ASC

HOLDERS

(This document may be signed in counterparts, each of which shall be deemed an Original Document.)

The undersigned Holder(s) has/have executed this Agreement on the date first above written.

Holder #1 (Print Name)

Holder  #2 if applicable (Print Name)

Signature                                                                    Signature

I (we) prefer to have correspondence sent to:

__________________________________________________________________

__________________________________________________________________

I (we) prefer to have distributions sent to:

__________________________________________________________________

__________________________________________________________________

Home Phone Number _____________ Business Phone Number ______________

U.S. Citizen? ______Yes ______No

Social Security Number:___________________________

EXHIBIT B

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

AMERICAN STEM CELL CORPORATION

American Stem Cell Corporation, a corporation organized and existing under and by virtue of the laws of the State of Nevada (the "General Corporation Law"),

DOES HEREBY CERTIFY:

1. That the name of this corporation is American Stem Cell Corporation.

2. That the Certificate of Incorporation of this corporation was originally filed on March 15, 2005, and that the Certificate of Incorporation is amended and restated in its entirety to read as set forth in the resolution of the Board of Directors set forth below.

3. That the Board of Directors duly adopted resolutions in accordance with the provisions of the Nevada Revised Statutes § 78.207, proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety to read as follows:

ARTICLE 1

The name of this corporation is American Stem Cell Corporation.

ARTICLE 2

The address of the registered office of the Corporation in the State of Nevada is 7005 Via Bella Luna, Las Vegas, Nevada 89131.  The name of its registered agent at such address is Robert Kay

.

ARTICLE 3

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Nevada.

ARTICLE 4

The aggregate number of shares of all classes of stock which the Corporation shall have authority to issue is One Hundred Fifty Million (150,000,000) shares, consisting of One Hundred Million (100,000,000) shares of Common Stock, $0.001 par value (the "Common Stock"), and Fifty Million (50,000,000) shares of Preferred Stock, $0.001 par value (the "Preferred Stock"), which Preferred Stock shall have such designations, powers, preferences and rights as permitted hereunder and as may be authorized by the Board of Directors from time to time. The Preferred Stock shall be divided into series. The first series shall consist of 18,050,000 shares and is designated "Series A Preferred Stock."

A. COMMON STOCK

General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein.

Voting. The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings); provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (this "Certificate of Incorporation") that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation or pursuant to the General Corporation Law.

B. SERIES A PREFERRED STOCK

Eighteen Million Fifty Thousand (18,050,000) shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated "Series A Preferred Stock" with the following rights, preferences, powers, privileges and restrictions, qualifications and limitations. Any shares of Series A Preferred Stock which may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law or by the terms of the Series A Preferred Stock.

1. Dividends.

The Corporation shall not declare, pay or set aside any dividends on shares of any class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) unless the holders of the Series A Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series A Preferred Stock in an amount at least equal to that dividend per share of Series A Preferred Stock as would payable on each share of such class if all shares of such class or series had been converted into Common Stock, calculated on the record date for determination of holders entitled to receive such dividend.

2. Liquidation, Dissolution or Winding Up.

(a) Preferential Payments to Holders of Series A Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets available for distribution to its stockholders, before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to (i) $1.00 (the "Original Issuance Price") for each outstanding share of Series A Preferred Stock, as adjusted for events described in Subsection 4(d) below, plus (ii) an amount equal to declared but unpaid dividends on such shares. If upon any such liquidation, dissolution or winding up of the Corporation the remaining assets available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series A Preferred Stock the full amount to which they shall be entitled, the holders of shares of Series A Preferred Stock shall share ratably in any distribution of the remaining assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. The aggregate amount which a holder of a share of Series A Preferred Stock is entitled to receive under this Subsection 2(a) is hereinafter referred to as the "Series A Liquidation Amount."

(b) Distribution of Remaining Assets. After the payment of all preferential amounts required to be paid to the holders of shares of Series A Preferred Stock, the remaining assets available for distribution to the Corporation's stockholders shall be distributed among the holders of the shares of Common Stock, pro rata based on the number of shares held by each such holder.

(c) In the event any assets to be distributed hereunder consist of items other than cash, the value thereof shall be determined by the Corporation's Board of Directors and the holders of Series A Preferred Stock which would be entitled to receive such assets representing at least a majority of the voting power of all then outstanding shares of such Series A Preferred Stock (voting together as a single class). In the event the Board of Directors and holders representing a majority of the voting power of all then outstanding shares of Series A Preferred Stock cannot agree on the fair market value, such parties shall appoint a mutually acceptable neutral appraiser of nationally recognized standing to determine the fair market value of such securities.

3. Voting.

(a) On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), except as provided by law or by the provisions of Subsection 3(b) below or other specific provisions hereof, holders of Series A Preferred Stock shall have no voting rights.

(b) The holders of record of the shares of Series A Preferred Stock, exclusively and as a separate class, shall, however, be entitled to elect two (2) directors of the Corporation (the "Series A Directors"). Any Series A Director may be removed without cause by, and only by, the affirmative vote of the holders of a majority the shares of Series A Preferred Stock, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders. A vacancy in any directorship filled by the holders of shares of Series A Preferred Stock shall be filled only by vote or written consent in lieu of a meeting of the holders of shares of Series A Preferred Stock or by any remaining Series A Director.

4. Optional Conversion.

The holders of the Series A Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

(a) Right to Convert. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time after the second anniversary of the Series A Original Issuance Date, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Issuance Price by the Series A Conversion Price (as defined below) in effect at the time of conversion. The "Series A Conversion Price" shall initially be ninety percent (90%) of the weighted average of the publicly available trading price per share of Common Stock on the principal U.S. stock exchange on which the Corporation's Common Stock is listed (the "Principal Exchange"), for the consecutive thirty (30) day period immediately preceding the date of receipt by the Corporation of the holder's notice of election of conversion. Such initial Series A Conversion Price, and the rate at which shares of Series A Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

In the event of a notice of redemption of any shares of Series A Preferred Stock pursuant to Section 6 below, the Conversion Rights of the shares designated for redemption shall terminate at the close of business on the last full day preceding the date fixed for redemption, unless the redemption price is not paid on such redemption date, in which case the Conversion Rights for such shares shall continue until such price is paid in full. In the event of a liquidation, dissolution or winding up of the Corporation, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Series A Preferred Stock.

(b) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series A

Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

(c) Mechanics of Conversion.

(i) In order for a holder of Series A Preferred Stock to voluntarily convert shares of Series A Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Series A Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Series A Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Series A Preferred Stock represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent. Such notice shall state such holder's name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent of such certificates (or lost certificate affidavit and agreement) and notice (or by the Corporation if the Corporation serves as its own transfer agent) shall be the time of conversion (the "Conversion Time"), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Time, issue and deliver at such office to such holder of Series A Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share.

(ii) The Corporation shall at all times when the Series A Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Series A Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Incorporation. Before taking any action which would cause an adjustment reducing the Series A Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Series A Conversion Price.

(iii) All shares of Series A Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and to receive payment of any dividends declared but unpaid thereon. Any shares of Series A Preferred Stock so converted shall be retired and cancelled and shall not be reissued as shares of such series, and the Corporation (without the need for stockholder action) may from time to time take such appropriate action as may be necessary to reduce the authorized number of shares of Series A Preferred Stock accordingly.

(iv) The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series A Preferred Stock pursuant to this Section 4. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series A Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

(d) Adjustment for Merger or Reorganization, etc. If there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Series A Preferred Stock) is converted into or exchanged for securities, cash or other property then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Series A Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Series A Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section 4 with respect to the rights and interests thereafter of the holders of the Series A Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Series A Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series A Preferred Stock.

(e) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series A Conversion Price pursuant to this Section 4, the Corporation at its expense shall cause the Chief Financial Officer of the Corporation to, as promptly as reasonably practicable, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Series A Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a certificate setting forth (i) the Series A Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Series A Preferred Stock.

(f) Notice of Record Date. In the event:

(i) the Corporation shall take a record of the holders of its Common Stock (or other stock or securities at the time issuable upon conversion of the Series A Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right; or

(ii) of any capital reorganization of the Corporation or any reclassification of the Common Stock of the Corporation; or

(iii) of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation, then, and in each such case, the Corporation will send or cause to be sent to the holders of the Series A Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other stock or securities at the time issuable upon the conversion of the Series A Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Series A Preferred Stock and the Common Stock. Such notice shall be sent at least ten (10) days prior to the record date or effective date for the event specified in such notice. Any notice required by the provisions hereof to be given to a holder of shares of Preferred Stock shall be deemed sent to such holder if deposited in the United States mail, postage prepaid, and addressed to such holder at his, her or its address appearing on the books of the Corporation.

5. Mandatory Conversion.

(a) Upon satisfaction of both of the following criteria: (i) the weighted average of the publicly available trading price per share of Common Stock on the principal stock exchange on which the Common Stock is traded in the United States shall be in excess of Ten Dollars ($10) for a consecutive forty-five (45) day period and (ii) upon conversion (x) the shares of Common Stock into which the shares of Series A Preferred Stock would be converted would be freely tradable without restriction and (y) there is sufficient daily trading volume to make an orderly sale of such shares feasible, then the Corporation shall have the option (but not the obligation) to elect to cause all (but not less than all) of the shares of Series A Preferred Stock to be converted into shares of Common Stock at a "Mandatory Conversion Price" equal to the lesser of the Series A Conversion Price in effect at the time of conversion or Nine Dollars ($9) per share of Common Stock. However, in the event at any time prior to the Mandatory Conversion Date as defined below there shall have occurred any reduction in the number of shares of Common Stock outstanding below the number of such shares outstanding on the date of the original issuance of the Series A Preferred shares (the "Original Issue Date"), whether through reverse stock splits, share buybacks, or any other means, the Nine Dollar ($9) maximum conversion price referred to above shall be reduced in proportion to such reduction in the number of Common Shares outstanding. The effective date of such conversion (the "Mandatory Conversion Date") shall be specified by the Corporation in accordance with Subsection 5(b) below. On the Mandatory Conversion Date, (i) all outstanding shares of Series A Preferred Stock shall automatically be converted into shares of Common Stock at the Mandatory Conversion Price and (ii) such shares may not be reissued by the Corporation as shares of any class or series.

(b) All holders of record of shares of Series A Preferred Stock shall be given at least ten (10) days written notice of the Mandatory Conversion Date and the place designated for mandatory conversion of all such shares of Series A Preferred Stock pursuant to this Section 5. Such notice shall be sent by first class or registered mail, postage prepaid, or given by electronic communication in compliance with the provisions of the General Corporation Law, to each record holder of Series A Preferred Stock. Upon receipt of such notice, each holder of shares of Series A Preferred Stock shall surrender his, her or its certificate or certificates for all such shares to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled pursuant to this Section 5. On the Mandatory Conversion Date, all outstanding shares of Series A Preferred Stock shall be deemed to have been converted into shares of Common Stock, which shall be deemed to be outstanding of record, and all rights with respect to the Series A Preferred Stock so converted, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates therefor, to receive certificates for the number of shares of Common Stock into which such Series A Preferred Stock has been converted, and payment of any declared but unpaid dividends thereon. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. As soon as practicable after the Mandatory Conversion Date and the surrender of the certificate or certificates for Series A Preferred Stock, the Corporation shall cause to be issued and delivered to such holder, or on his, her or its written order, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and cash as provided in Subsection 4(b) above in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion.

(c) All certificates evidencing shares of Series A Preferred Stock which are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the Mandatory Conversion Date, be deemed to have been retired and cancelled and the shares of Series A Preferred Stock represented thereby converted into Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date. Such converted Series A Preferred Stock may not be reissued as shares of any class or Series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series A Preferred Stock accordingly.

6. Redemption.

(a) Mandatory Redemption. From and after the date five (5) years after the Series A Original Issuance Date (the "Fifth Year Anniversary"), the holders of the Series A Preferred Stock, upon the written approval of the holders of a majority of the Series A Preferred Stock then outstanding, may require the Corporation to redeem all of the Series A Preferred Stock by delivery of a written notice executed by the holders of a majority of the Series A Preferred Stock then outstanding, requesting such redemption, together with a copy of the written consent of the holders of a majority of the Series A Preferred Stock then outstanding with respect to such redemption (the "Mandatory Redemption Notice"). The Mandatory Redemption Notice shall be delivered to the Corporation at least thirty (30) days prior to the desired date of redemption (the "Mandatory Redemption Date"), which may be any date on or after the Fifth Year Anniversary. The shares of Series A Preferred Stock which are so requested to be redeemed are referred to herein as the "Mandatory Redemption Shares." Within five (5) calendar days following receipt of the Mandatory Redemption Notice (the "Mandatory Redemption Receipt Date"), the Corporation shall deliver a Redemption Notice (as defined in Subsection 6(g) below) to all holders of Series A Preferred Stock informing such holders (in addition to providing the information set forth in Subsection 6(h) below) of (i) the receipt of the Mandatory Redemption Notice and (ii) the Mandatory Redemption Receipt Date. The Corporation shall redeem the Mandatory Redemption Shares on the Mandatory Redemption Date by paying in cash in exchange for each Mandatory Redemption Share a sum equal to the value of the Series A Liquidation Amount as determined in accordance with Subsection 2(a) hereof (the "Mandatory Redemption Price").

(b) Optional Redemption.  At any time Corporation may redeem (the "Optional Redemption Option") from any funds legally available therefor, all, but not less than all, of the shares of Series A Preferred Stock (the "Optional Redemption Shares"). The Optional Redemption Option shall be executed by delivery of a written Redemption Notice (as defined in Subsection 6(g) below) to all holders of Series A Preferred Stock then outstanding, specifying the number of shares to be redeemed. The Redemption Notice shall be delivered to such holders at least thirty (30) days prior to the desired date of redemption, which may be any date not later than the date ninety (90) days following the end of any fiscal year of the Corporation. The Corporation shall redeem the Optional Redemption Shares by paying in cash an "Optional Redemption Price" equal to the percentage of the Original Issuance Price set forth below, plus all declared but unpaid dividends thereon. Any redemption effected pursuant to this Subsection 6 shall be made on a pro rata basis among the holders of the Series A Preferred Stock in proportion to the shares of Series A Preferred Stock then held by them.

The " Optional Redemption Price," shall be a price equal to:

(i) Ninety percent (90%) of the Original Issuance Price if the Redemption Notice is sent on or before the first anniversary of the Series A Original Issuance Date;

(ii) Ninety Two and one quarter percent (92.25%) of the Original Issuance Price if the Net Profits Redemption Notice is sent on or before the second anniversary of the Series A Original Issuance Date;

(iii) Ninety five percent (95%) of the Original Issuance Price if the Redemption Notice is sent on or before the third anniversary of the Series A Original Issuance Date;

(iv) Ninety seven and one quarter percent (97.25%) of the Original Issuance Price if the Redemption Notice is sent on or before the fourth anniversary of the Series A Original Issuance Date; and

(v) One hundred percent (100%) of the Original Issuance Price if the Net Profits Redemption Notice is sent on or before the fifth anniversary of the Series A Original Issuance Date.

(c) Lifeline Default Redemption Option. Upon the occurrence of any Lifeline Default Redemption Event (as defined below), the Corporation shall have the option (but not the obligation) (the "Lifeline Default Redemption Option") to redeem all (but not less than all) of the then outstanding shares of Series A Preferred Stock (the "Lifeline Default Redemption Shares"). The Corporation shall send notice to each holder of Series A Preferred Stock of its election to exercise the Lifeline Default Redemption Option not less than thirty (30) and not more than sixty (60) days prior to the date (the "Lifeline Default Redemption Date") on which the Corporation intends to effectuate the closing of the Lifeline Default Redemption Option. The Corporation shall redeem the Lifeline Default Redemption Shares on the Lifeline Default Redemption Date by (and in lieu of any cash payment) transferring and delivering to the holders of Series A Preferred Stock on the Lifeline Default Redemption Date all of the membership interests of Lifeline Cell Technology ("Lifeline") previously delivered to the Corporation by the holders of Series A Preferred Stock (the "Lifeline Common Stock").

The following shall be "Lifeline Default Redemption Events":

(i) Lifeline shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled "Bankruptcy," as now or hereafter in effect, or any successor thereto (the "Bankruptcy Code"); or an involuntary case is commenced against Lifeline and the petition is not controverted within thirty (30) days, or is not dismissed within ninety (90) days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of Lifeline; or Lifeline commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to Lifeline; or there is commenced against Lifeline any such proceeding which remains undismissed for a period of ninety (90) days; or Lifeline is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or Lifeline suffers any appointment of any receiver, custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of ninety (90) days; or Lifeline makes a general assignment for the benefit of creditors; or any corporate action is taken by Lifeline for the purpose of effecting any of the foregoing; or

(ii) Lifeline shall (x) expend a material amount of funds for purposes outside the reasonable scope of Lifeline's business, (y) borrow or enter into an agreement for the purpose of borrowing funds other than in the ordinary course of Lifeline's business without the prior approval of the Corporation's Board of Directors (it being understood that installment purchases of equipment and other customary business borrowings shall constitute ordinary course of business for Lifeline, but capital financing shall not) or (z) expend funds materially in excess of Lifeline's annual operating budget; or

(iii) Lifeline shall fail to meet any of the material development milestones funded by the Corporation in accordance with Lifeline's annual operating budget.

(d) Corporation Default Redemption Option. Upon the occurrence of any Corporation Default Redemption Event (as defined below), the holders of not less than a majority of the shares of Series A Preferred Stock shall have the option (but not the obligation) (the "Default Corporation Redemption Option"), by notice to the Corporation given not less than thirty (30) and not more than sixty (60) days prior to the date (the "Corporation Default Redemption Date") on which such holders intend to effectuate the closing of the Default Corporation Redemption Option, to require the Corporation to redeem all (but not less than all) of the then outstanding shares of Series A Preferred Stock (the "Corporation Default Redemption Shares"). The Corporation shall redeem the Corporation Default Redemption Shares on the Corporation Default Redemption Date by (and in lieu of any cash payment) transferring and delivering to the holders of Series A Preferred Stock on the Corporation Default Redemption Date all of the membership interests of Lifeline owned beneficially or of record by the Corporation.

The following shall be "Corporation Default Redemption Events":

(i) The Corporation shall commence a voluntary case concerning itself under the Bankruptcy Code; or an involuntary case is commenced against the Corporation and the petition is not controverted within thirty (30) days, or is not dismissed within ninety (90) days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of the Corporation; or the Corporation commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Corporation; or there is commenced against the Corporation any such proceeding which remains undismissed for a period of ninety (90) days; or the Corporation is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Corporation suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of ninety (90) days; or the Corporation makes a general assignment for the benefit of creditors; or any corporate action is taken by the Corporation for the purpose of effecting any of the foregoing; or

(ii) The Corporation shall cease to be a reporting company pursuant to the Securities Act of 1933, as amended; or

(iii) The Corporation shall breach any of the provisions set forth in Section 7 below; or

(iv) The Corporation shall fail to establish and sustain a liquid and orderly market for its securities. ; or

(v) The Corporation shall fail to file an application for listing of its securities on any nationally recognized stock exchange, immediately upon satisfying the minimum listing requirements of such exchange, or, after the Corporation has filed such an application in a timely manner, such exchange shall fail to list such securities within a reasonable period of time after filing of the listing application; or

(vi) The Corporation shall fail to provide and/or arrange for the funding to Lifeline of not less than Two Million Five Hundred Thousand Dollars ($2,500,000) in unrestricted working capital, which funding shall be available in full to Lifeline concurrently with the issuance of the Series A Preferred Stock; or

(vii) For either the year commencing on the first anniversary of the Series A Original Issue Date ("Year 2") or the year commencing on the second anniversary of the Series A Original Issue Date ("Year 3"), the Corporation shall fail to provide and/or arrange for the funding to Lifeline of not less than Two Million Five Hundred Thousand Dollars ($2,500,000) in unrestricted working capital, which funding shall be structured in such a manner that Lifeline shall have available to be drawn by it in full a working capital reserve funded by way of an advance in the amount of not less than Five Hundred Thousand Dollars ($500,000) not less than three (3) months prior to the commencement of each of Year 2 and Year 3, as applicable.

(e) Certain Definitions. For purposes of this Section 6, the following definitions shall apply:

(i) "Redemption Date" shall, as applicable, mean each of a Mandatory Redemption Date, Lifeline Default Redemption Date and Corporation Default Redemption Date.

(ii) "Redemption Price" shall mean, as applicable, each of the Mandatory Redemption Price and Net Profits Redemption Price.

(f) Pro Rata Redemption. If the Corporation does not have sufficient funds legally available to redeem on any Redemption Date all shares of Series A Preferred Stock to be redeemed on such Redemption Date under Subsections 6(a) or 6(b) above, the Corporation shall redeem a pro rata portion of each holder's redeemable shares of such stock out of funds legally available therefor, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the legally available funds were sufficient to redeem all such shares, and shall redeem the remaining shares to be redeemed as soon as practicable after the Corporation has funds legally available therefor.

(g) Redemption Notice. Written notice of any redemption of the Series A Preferred Stock (the "Redemption Notice") shall be mailed, postage prepaid, to each holder of record of Series A Preferred Stock, at its post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the General Corporation Law. Each Redemption Notice shall state:

(I) The Section of this Certificate of Incorporation pursuant to which the redemption is being effectuated;

(II) The number of shares of Series A Preferred Stock held by the holder that the Corporation shall redeem on the Redemption Date specified in the Redemption Notice;

(III) The Redemption Date, and whether the consideration for the redemption of the Series A Preferred Stock shall consist of (x) a Mandatory Redemption Price" or Optional Redemption Price" under Subsections 6(a) or 6(b) above, in which event the Redemption Notice shall specify the Redemption Price, or (y) the Lifeline Common Stock (or Membership Interests, as the case may be);

(IV) The date upon which the holder's right to convert such shares terminates; and

(V) That the holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Series A Preferred Stock to be redeemed.

(h) Surrender of Certificates; Payment. On or before the applicable Redemption Date, each holder of shares of Series A Preferred Stock to be redeemed on such Redemption Date, unless such holder has exercised his, her or its right to convert such shares as provided in Section 4 above, shall surrender the certificate or certificates representing such shares to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event less than all of the shares of Series A Preferred Stock represented by a certificate are redeemed, a new certificate representing the unredeemed shares of Series A Preferred Stock shall promptly be issued to such holder.

(i) Rights Subsequent to Redemption. If the Redemption Notice shall have been duly given, and if on the applicable Redemption Date the Redemption Price (if any) payable upon redemption of the shares of Series A Preferred Stock to be redeemed on such Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor, then notwithstanding that the certificates evidencing any of the shares of Series A Preferred Stock so called for redemption shall not have been surrendered, dividends with respect to such shares of Series A Preferred Stock shall cease to accrue after such Redemption Date and all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the holders to receive, as applicable, the Redemption Price, without interest, or the Lifeline Common Stock, upon surrender of their certificate or certificates for shares of Series A Preferred Stock.

(j) Redeemed or Otherwise Acquired Shares. Any shares of Series A Preferred Stock which are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately canceled and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Series A Preferred Stock following redemption.

7. Covenants.

(a) So long as any shares of Series A Preferred Stock shall be outstanding, the Corporation shall not, without first obtaining the affirmative vote or written consent of a majority of such outstanding shares of Series A Preferred Stock:

(i) authorize or issue, or obligate itself to authorize or issue, any shares of capital stock senior to or on parity with Series A Preferred Stock as to liquidation preferences, dividend rights, conversion rights, redemption rights, preemptive rights or otherwise or which have any rights, preferences, privileges, powers or other features which are not applicable to the Series A Preferred Stock;

(ii) take any action which would alter or change the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, the Series A Preferred Stock;

(iii) authorize or issue, or obligate itself to authorize or issue, additional shares of Series A Preferred Stock;

(iv) offer any party, other than the holders of the Common Stock or Series A Preferred Stock, any registration rights unless comparable rights are offered to the holders of the Series A Preferred Stock.

(b) So long as any shares of Series A Preferred Stock shall be outstanding, the Corporation shall not, without first obtaining the affirmative vote or written consent of all Directors"

(i) merge, consolidate, sell, lease, exchange or otherwise dispose of all or substantially all of its property and assets unless the Corporation is the surviving corporation following such merger or consolidation;

(ii) redeem, purchase or otherwise acquire for value (or pay into or set aside for a sinking fund for such purpose) other shares of its capital stock, except as provided in Section 6 above or pursuant to any agreement with an employee of the Corporation which calls for the repurchase by the Corporation of all or a portion of an employee's shares following termination of employment or pursuant to a stock plan adopted by the Board of Directors;

(iii) declare or pay any dividends or make any distributions with respect to any of its securities, except for dividends payable with respect to Series A Preferred Stock and dividends payable in Common Stock;

(iv) create, or authorize the creation of, or issue, or authorize the issuance of any debt security, or incur any other indebtedness, or other senior obligation which would, directly or in the event of default thereon, create any lien or claim against any of the membership interests of Lifeline Cell Technology previously delivered to the Corporation by the holders of Series A Preferred Stock or in any way interfere with the implementation of the Corporation Default Redemption Option or the Lifeline Default Redemption Option as set forth herein.

ARTICLE 5

Subject to any additional vote required by this Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

ARTICLE 6

Subject to any additional vote required by this Certificate of Incorporation, the number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation.

ARTICLE 7

Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE 8

Meetings of stockholders may be held within or without the State of Nevada, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Nevada at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE 9

To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law or any other law of the State of Nevada is amended after approval by the stockholders of this Article 9 to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Any amendment, repeal or modification of the foregoing provisions of this Article 9 by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to such amendment, repeal or modification.

ARTICLE 10

To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which the General Corporation Law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Nevada Law.

Without in any way limiting the foregoing, the Corporation shall indemnify each director of the Corporation, and his heirs, executors and administrators, and may indemnify each officer, employee and agent of the Corporation, his heirs, executors, administrators, and all other persons whom the Corporation is authorized to indemnify under the provisions of the General Corporation Law, to the greatest extent permitted or provided by law (a) against all expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, or in connection with any appeal therein, or otherwise, and (b) against all expenses (including attorney's fees) actually and reasonably incurred by him in connection with the defense or settlement of any action or suit by or in the right of the Corporation, or in connection with any appeal therein, or otherwise; and no provision of this Article 10 is intended to be construed as limiting, prohibiting, denying or abrogating any of the general or specific powers or rights conferred by the General Corporation Law upon the Corporation to furnish, or upon any court to award, such indemnification, or indemnification as otherwise authorized pursuant to the General Corporation Law or any other law now or hereafter in effect.

The Board of Directors may in its discretion authorize the Corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the foregoing paragraphs of this Article 10.

Any amendment, repeal or modification of the foregoing provisions of this Article 10 shall not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director, officer or other agent occurring prior to, such amendment, repeal or modification.

ARTICLE 11

Subject to any additional vote required by this Certificate of Incorporation, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE 12

Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Nevada may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of the General Corporation Law or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation, order a meeting of the creditors or class of creditors, and/or the stockholders or class of stockholders, of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or the stockholders or class of stockholders, of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

ARTICLE 13

In connection with repurchases by the Corporation of its Common Stock from employees, officers, directors, advisors, consultants or other persons performing services for the Corporation or any subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment, Sections 502 and 503 of the California Corporations Code shall not apply in all or in part with respect to such repurchases.

* * *

4.  The number of shares of the corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation is 35,700,000; that the amendment has been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of the corporation on this __ day of July, 2005.

By:_________________________

President

Endnotes